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                                                                    Exhibit 12.1

                                  OWENS CORNING

                           STATEMENT RE COMPUTATION OF
                     RATIO OF EARNINGS TO FIXED CHARGES AND
    RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                                                  (In millions, except ratio information)

                                               For the three months ended                  For the year ended
                                                        March 31,                              December 31,
                                               ---------------------------------------------------------------------------------
                                                     1999        1998        1998       1997        1996      1995       1994
                                                     ----        ----        ----       ----        ----      ----       ----
EARNINGS:
   Income (loss) from continuing
     operations before income taxes                  76.6         6.0      (960.1)      89.5      (549.0)     348.3      132.7
   Interest expense                                  32.9        37.7       140.4      112.9        78.9       89.3       94.1
   Portion of rents representative of
     interest factor                                 10.7        10.6        42.9       40.9        28.7       21.2       17.8
   Previously capitalized interest
     amortized                                        1.5         1.2         5.4        3.6         2.5        1.9        1.6
   Adjustments for minority interest &
     equity affiliate distributions                   3.9         --          3.5        4.1         3.0        2.0        5.3
                                               ---------------------------------------------------------------------------------
                                                    125.6        55.4      (767.9)     251.0      (435.9)     462.7      251.5
                                               =================================================================================
FIXED CHARGES:
   Interest charges                                  35.5        41.8       158.9      127.4        89.6       96.7       98.9
   Portion of rents representative of
     interest factor                                 10.7        10.6        42.9       40.9        28.7       21.2       17.8
   Preferred stock dividends for
     MIPS/PRIDES                                      3.3         8.7        26.0       18.4        13.0        8.3        --
                                               ---------------------------------------------------------------------------------
                                                     49.5        61.0       227.8      186.7       131.3      126.2      116.7
                                               =================================================================================
RATIO OF EARNINGS TO FIXED
  CHARGES                                             2.54x       0.91x      (3.37)x     1.34x      (3.32)x     3.67x      2.15x
                                               =================================================================================
RATIO OF EARNINGS TO
  COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS                           2.54x       0.91x      (3.37)x     1.34x      (3.32)x     3.67x      2.15x
                                               =================================================================================
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